EXHIBIT (a)(1)

GUGGENHEIM FUNDS COMPLIANCE AND PROCEDURES MANUAL

APPENDIX P

CODE OF ETHICS

FOR

CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Each of the registered investment companies listed in Exhibit P-1 hereto (each a “Trust”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure in compliance with applicable law.  This Code of Ethics, applicable to the Trust’s Chief Executive Officer, Chief Financial Officer and Principal Financial Officer (or persons performing similar functions) (each a “Senior Officer” and together, “Senior Officers”), sets forth specific policies to guide such Senior Officers in the performance of their duties.

Senior Officers,  must comply with applicable law.  Senior Officers also have a responsibility to conduct themselves in an honest and ethical manner; and have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

The Code of Ethics of the Trust pursuant to Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “1940 Act Code of Ethics”), which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct the Trust’s business as registered investment companies. Senior Officers are also bound by the requirements and standards set forth in this Code of Ethics and other applicable laws and regulations and other policies and procedures adopted by the Trust from time to time.

Compliance With Laws, Rules and Regulations

Senior Officers are required to comply with the laws, rules and regulations that govern the conduct of the Trust’s business and to report any suspected violations in accordance with the section below entitled “Compliance with Code of Ethics.”

Conflicts of Interest

Senior Officers are expected to dedicate their best efforts to advancing the Trust’s interests and to use objective and unbiased standards when making decisions that affect the Trust, keeping in mind that you are subject to inherent conflicts of interest because they are officers of Guggenheim Funds Investment Advisors, LLC (the “Adviser”) as well as the Trust.  A Senior Officer’s obligation to conduct the Trust’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships.  A conflict of interest for the purpose of this Code of Ethics occurs when a Senior Officer’s private interests interfere in any way, or even appear to interfere, with the interests of the Trust.  The 1940 Act Code of Ethics, the Adviser’s and the Trust’s allocation procedures and the other policies of the Trust are designed to ensure the ethical handling of such conflicts.  As a result, it is incumbent on each Senior Officer to be familiar with the 1940 Act Code of Ethics, the Adviser’s and Trust’s allocations procedures and other rules and regulations under the 1940 Act as well as the policies of the Trust.

When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest or where a Senior Officer is receiving a personal benefit, such Senior Officer should act in accordance with the letter and the spirit of the 1940 Act Code of Ethics and/or the Trust’s or the Adviser’s other applicable policies and procedures.  If a Senior Officer is in doubt as to the application or interpretation of any of these guidelines, such Senior Officer should make full disclosure of all facts and circumstances to, and obtain the prior written approval of the Chairman of the Audit Committee of the Trust or, in his absence, any Independent Trustee of the Trust.1. Conflict of interest situations for which, if material, Senior Officers should always obtain prior written approval include the following:

(a)
the receipt of any entertainment or non-nominal gift by a Senior Officer, or a member of his or her family, from any company with which a Trust has current or prospective business dealings (other than the Adviser), unless such entertainment or gift is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

(b)	any ownership interest in, or any consulting or employment relationship with, any of a Trust’s service providers, other than the Adviser; or

(c)
a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Trust for effecting portfolio transactions or for selling or redeeming shares, other than an interest such as compensation or equity ownership arising from the Senior Officer’s employment by the Adviser.

1 An “Independent Trustee” is any Trustee who is not an “interested person” of the Trust within the meaning of the 1940 Act.

Disclosures

It is the policy of the Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Trust.  Each Senior Officer, is required to promote compliance with this policy by all employees and to abide by the Trust’s standards, policies and procedures designed to promote compliance with this policy.

Compliance with Code of Ethics

     If a Senior Officer knows of or suspects a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Trust, such Senior Officer must immediately report that information to the Chairman of the Audit Committee of the Trust or, in his absence, any Independent Trustee of the Trust.  No one will be subject to retaliation because of a good faith report of a suspected violation.

The Trust will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

•
the Chairman of the Audit Committee of the Trust will take all appropriate action to investigate any actual or potential violations reported to him or to an Independent Trustee of the Trust in his absence;

•	after such investigation, violations and potential violations will be reported to the Independent Trustees;

•
if the Independent Trustees determine that a violation has occurred, they will take, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code of Ethics; and

•
appropriate action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Senior Officers must make this Code of Ethics. as well as any “whistle blower” policies that the Trust may adopt from time to time, known to persons who might know of potential conflicts of interest.

Waivers of Code of Ethics

Except as otherwise provided in this Code of Ethics, the Chairman of the Audit Committee of the Trust is responsible for applying this Code of Ethics to the specific situations reported to him or her and has the authority to interpret this Code of Ethics in any particular situation.  The Chairman of the Audit Committee of the Trust shall take action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

The Chairman of the Audit Committee of the Trust is authorized and encouraged to consult, as appropriate, with the Chairman of the Board of Trustees of the Trust, the Independent Trustees or the Board of Trustees of the Trust and/or with counsel to the Trust, Guggenheim Funds Investment Advisors, LLC or the Independent Trustees.

The Independent Trustees are responsible for granting waivers of this Code of Ethics, as appropriate.  Any changes to or waivers of this Code of Ethics will be disclosed on Form N-CSR to the extent required by Securities and Exchange Commission rules.

Accountability and Certification

Each Senior Officer must:

a)
upon receipt of this Code of Ethics, sign and submit to the Chief Compliance Officer, on behalf of the Board of Trustees of the Trust, an acknowledgement stating that he or she has received, read and understands this Code of Ethics on the certification attached hereto as Exhibit P-2.

b)
annually thereafter affirm to the Chief Compliance Officer, on behalf of the Board of Trustees of the Trust, that he or she has complied with the requirements of this Code of Ethics and reported any violations of this Code of Ethics on the certification attached hereto as Exhibit P-2.

Recordkeeping

Each Trust will maintain and preserve for a period of not less than six years from the date an action is taken, the first two years in an easily accessible place, a copy of the information or materials supplied to the Independent Trustees:

a)	that provided the basis for any amendment or waiver to this Code of Ethics; and

b)	relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Independent Trustees.

Confidentiality

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, each Trust and its counsel, the Adviser and its counsel and any other advisers, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Trustees.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Trust’s Senior Officers in the conduct of the Trust’s business.  It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Exhibit P-1

Board Approval Dates

Trust	Date Procedures
most recently approved:

Claymore Exchange-Traded Fund Trust	11.29.11
Claymore Exchange-Traded Fund Trust 2	11.29.11
Claymore Exchange-Traded Fund Trust 3	11.29.11
Fiduciary/Claymore MLP Opportunity Fund	11.30.11
Guggenheim Build America Bonds Managed Duration Trust	11.30.11
Guggenheim Enhanced Equity Income Fund	11.30.11
Guggenheim Enhanced Equity Strategy Fund	11.30.11
Guggenheim Equal Weight Enhanced Equity Income Fund	11.30.11
Guggenheim Strategic Opportunities Fund	11.30.11
Madison Covered Call & Equity Strategy Fund	2.20.12

Exhibit P-2
CERTIFICATION FORM

This is to certify that I have received, read and understand the Code of Ethics for Chief Executive and Senior Financial Officers and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures contained therein.

This is to further certify that I have complied with the requirements of the Code of Ethics for Chief Executive and Senior Financial Officers.

Signature: ____________________

Name: _______________________

Date: ________________________

Please sign two copies of this Certification Form, return one copy to the Chief Compliance Officer and retain the other copy, together with a copy of the Code of Ethics for Chief Executive and Senior Financial Officers, for your records.

 Exhibit (a)(1.2)
MEMBERS Mutual Funds
Ultra Series Fund
Madison Mosaic Funds
Madison Strategic Sector Premium Fund
Code of Ethics for Principal Executive and Senior Financial Officers
The following code of ethics is designed to address the disclosure requirements of Item 2 of Form N-CSR,1 which implements Section 406 of the Sarbanes-Oxley Act of 2002 concerning disclosure of a code of ethics for principal executive and senior financial officers.

I.     Covered Officers/Purpose of the Code
This code of ethics (this “Code”) for the investment companies within the complex (collectively, “Funds” and each “the Company” or “a Company”) applies to the Company’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•     accountability for adherence to the Code.
Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.     Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest
Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

          *          *          *          *

Each Covered Officer must:
•
not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

•
not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions (recognizing that such matters are addressed in the Company’s and the Company’s investment manager’s general Code of Ethics and Rules to Prevent Insider Trading); and

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

There are some conflict of interest situations that should always be discussed with the General Counsel or other senior officer of the Company not otherwise covered by this Code if material. Examples of these include:2

•	service as a director on the board of any public or private company;

•
the receipt of any gifts provided the value of such gifts do not exceed $100 per person per year, but not including the occasional meal, ticket to a sporting event or theater, or comparable entertainment from any company with which the Company or its affiliates has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.     Disclosure and Compliance
•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

•
each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•
each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.     Reporting and Accountability
Each Covered Officer must:

•
upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board, or orally confirm such receipt in person before the Board (as reflected in the Company’s minutes) that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code; and

•
notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code. The General Counsel shall report any such violations to the Audit Committee of the Company.

The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.3 However, any approvals or waivers4 sought by the any of the officers covered by this Code will be considered by the Audit Committee (the “Committee”).

The Funds will follow these procedures in investigating and enforcing this Code:

•	the General Counsel will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•	any matter that the General Counsel believes is a violation will be reported to the Committee;

•
if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to end the Covered Officer’s association with the Funds;

•	the Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.     Other Policies and Procedures
      This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser’s more detailed policies and procedures set forth in the Madison Investment Advisors, Inc./Madison Scottsdale, LC/MEMBERS Mutual Funds/Ultra Series Fund/Madison Mosaic Funds/Madison Strategic Sector Premium Fund et. al. Compliance and Procedures Manual, including the Code of Ethics applicable to all employees and Policies and Procedures to Prevent Insider Trading, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.     Amendments

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.     Confidentiality
     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Company, its adviser and the Committee.

VIII.     Internal Use
     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Adopted by the Mosaic Board on July 23, 2003 and the Madison Strategic Sector Premium Fund Board on March 2, 2005 and the MEMBERS Mutual Funds and Ultra Series Fund Boards on August 27, 2009 to be effective July 1, 2009.

1     Item 2 of Form N-CSR requires a registered management investment company to disclose annually whether, as of the end of the period covered by the report, it has adopted a code of ethics that applies to the registrant’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these officers are employed by the registrant or a third party. If the registrant has not adopted such a code of ethics, it must explain why it has not done so. The registrant must also: (1) file with the SEC a copy of the code as an exhibit to its annual report; (2) post the text of the code on its Internet website and disclose, in its most recent report on Form N-CSR, its Internet address and the fact that it has posted the code on its Internet website; or (3) undertake in its most recent report on Form N-CSR to provide to any person without charge, upon request, a copy of the code and explain the manner in which such request may be made. Disclosure is also required of amendments to, or waivers (including implicit waivers) from, a provision of the code in the registrant’s annual report on Form N-CSR or on its website. If the registrant intends to satisfy the requirement to disclose amendments and waivers by posting such information on its website, it will be required to disclose its Internet address and this intention.

2      Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.
3      The General Counsel is authorized to consult, as appropriate, with the Audit Committee, counsel to the Company and/or counsel to the Independent Trustees, and is encouraged to do so.
4     Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.